Exhibit 5(i)

Russell C. Weigel, III, P.A.
One Southeast Third Avenue
Suite 1750
Miami, Florida 33131
Telephone (786) 888-4567
Facsimile (786) 787-0456

December 15, 2005

Nexia Holdings, Inc.
Richard Surber, President
59 West 100 South, Second Floor
Salt Lake City, UT 84101

Re: Shares to Be Registered on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Nexia Holdings, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission a registration statement on Form SB-2 (the “Registration Statement”), as amended, pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 5,000,000,000 shares of its common stock, no par value per share (the "Shares") described in the Company’s prospectus dated October 28, 2005 (the “Prospectus”), which is contained in the Registration Statement.

In connection with this matter, we have examined the originals or copies certified, or otherwise identified to our satisfaction, of the following:

(a)	Articles of Incorporation of the Company, as amended to date
(b)	Bylaws of the Company, as amended to date
(c)	Certificate from the Secretary of State of the State of Nevada, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Nevada
(d)	The Registration Statement and all exhibits thereto; and
(e)	Such other documents of the Company as we have deemed to be relevant.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and its representatives, and we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents and the authenticity of the original documents of all documents submitted to us as certified or as photostatic copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that, once (i) the Registration Statement, as amended, has become effective under the Securities Act, (ii) the Shares have been issued as contemplated by the Registration Statement, and (iii) the Company has received the consideration in the manner described in the Registration Statement, the Shares will be duly and validly issued, fully paid and non-assessable shares of the Company’s common stock.

The undersigned attorney is licensed to practice in the State of New York, the State of Florida, and in the District of Columbia. No opinion is expressed as to the laws of any other jurisdiction other than U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or of any foreign jurisdiction.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions. We have not been engaged, and we disclaim any obligation, to advise the Company of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

On behalf of this Firm, I hereby consent to the use of the Firm’s name, Russell C. Weigel, III, P.A., and of the reference to this opinion and of the use of this opinion as an exhibit to the Registration Statement and the Prospectus contained therein. In giving this consent, neither I nor the Firm admits that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

By: /s/ Russell C. Weigel, III
      Russell C. Weigel, III
      For the Firm